UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on June 25, 2014 at 10:00 a.m., Eastern Time, for the following purposes, as further described in the attached proxy statement:

1.	to elect twelve directors to our board of directors;
2.	to approve a non-binding advisory resolution regarding the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;
3.	to approve an amendment to our articles of incorporation to increase the number of shares of common stock authorized for issuance from 600,000,000 to 800,000,000;
4.	to approve our amended and restated 2009 incentive compensation plan;
5.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2014; and
6.	to transact such other business as may be properly presented at the meeting and at any postponements or adjournments thereof.

You may vote at the meeting if you were a record owner of our common stock at the close of business on May 8, 2014.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote by phone or Internet by following the instructions included in the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen
President and Chief Executive Officer

Miami, Florida
May 19, 2014

i

ii

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for our 2014 annual meeting of shareholders to be held on June 25, 2014. This proxy statement and the enclosed form of proxy contain important information for you to consider when deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about May 19, 2014. Our board of directors set May 8, 2014 as the record date for the 2014 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may vote at and attend the 2014 annual meeting. As of the record date, we had issued and outstanding 181,784,984 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of twelve directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified;
•	approval of a non-binding advisory resolution regarding the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;
•	approval of an amendment to our articles of incorporation to increase the number of shares of common stock authorized for issuance from 600,000,000 to 800,000,000;
•	approval of our amended and restated 2009 incentive compensation plan;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2014; and
•	such other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on May 8, 2014, which we refer to as the record date, may vote at the meeting. As of the close of business on the record date, 181,784,984 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned as of the record date.

When and where is the meeting?

We will hold the meeting on June 25, 2014, at 10:00 a.m. Eastern Time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors, also referred to as our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement and the enclosed proxy, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election of the director nominees listed below under Proposal I;
•	FOR the approval of a non-binding advisory resolution regarding the compensation of our named executive officers, as described under Proposal II;
•	FOR the approval of an amendment to our articles of incorporation to increase the number of common shares authorized for issuance from 600,000,000 to 800,000,000 described under Proposal III;

•	FOR the approval of our amended and restated 2009 incentive compensation plan described under Proposal IV; and
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2014 as described under Proposal V.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 570 Lexington Avenue, 11th Floor, New York, New York 10022, Attn: Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy by phone, mail or Internet bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken, unless a new record date is fixed for the meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the amendment to our articles of incorporation to increase the number of common shares authorized for issuance described in Proposal III and ratification of our independent auditor as set forth in Proposal V. Brokers may not vote on non-routine matters, such as the election of directors as set forth in Proposal I and each of the matters set forth in Proposals II and IV, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors, for the approval of a non-binding advisory resolution regarding the compensation of our named executive officers, for the approval of the amendment to our articles of incorporation to increase the number of authorized shares of common stock and for approval of our amended and restated 2009 incentive compensation plan. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

We strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name”, you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting. However, pursuant to the NYSE MKT’s interpretations of its shareholder approval policies, abstentions will have the same effect as votes against the proposal to approve our amended and restated 2009 incentive compensation plan.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for director are elected by a plurality of the votes cast at the meeting. “Plurality” means that the twelve individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and (unless a greater vote is required by law) any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal; however, pursuant to the NYSE MKT’s interpretations of its shareholder approval policies, abstentions will have the same effect as votes against the proposal to approve our amended and restated 2009 incentive compensation plan.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting and voting in person. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. Also, you may vote by phone or Internet by following the instructions included in the proxy card.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the May 8, 2014 record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
➢	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
➢	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or
➢	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on May 8, 2014, then you will not be admitted to, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

SHARE OWNERSHIP

The table below shows the number of shares of common stock beneficially owned as of April 17, 2014 by:

•	those persons or groups known to us to beneficially own more than 5% of our common stock,
•	each of our directors,
•	each Named Executive Officer, and
•	all directors and executive officers as a group.

The share percentages in the table below are based on 181,799,534 shares of common stock outstanding on April 17, 2014. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities 4400 Biscayne Boulevard, 15th Floor Miami, Florida 33137	71,052,130	(1)	35.9%
New Valley LLC 4400 Biscayne Blvd., 10th Floor Miami, FL 33137	15,191,205	(2)	8.31%
Mark Zeitchick	5,671,336	(3)	3.06%
Howard M. Lorber	5,561,606	(4)	3.02%
Richard J. Lampen	4,190,250	(5)	2.26%
Richard J. Rosenstock	3,421,086	(6)	1.88%
Jacqueline M. Simkin	2,010,140	(7)	1.10%
Adam Malamed	1,749,978	(8)	*
Saul Gilinski	1,328,600	(9)	*
Dr. Richard M. Krasno	525,500	(10)	*
Brett H. Kaufman	386,875	(11)	*
Jeffrey S. Podell	282,013	(12)	*
Brian S. Genson	280,000	(13)	*
Joseph Giovanniello, Jr.	264,668	(14)
Henry C. Beinstein	261,532	(15)	*
Dmitry Kolosov	20,000	(16)
All directors and executive officers as a group (15 persons)	97,105,714	(17)	45.78%

*	Less than 1 percent.
(1)	Represents (i) 11,898,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost-Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 5,140,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 11,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 4400 Biscayne Blvd., 10th Floor, Miami, Florida 33137. Includes 1,000,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Vector Group Ltd.
(3)	Represents (i) 2,171,336 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member and (ii) 3,500,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.
(4)	Represents (i) 2,474,512 shares of common stock held directly by Mr. Lorber, (ii) 522,027 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iii) 2,565,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (iv) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., (ii) shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd., and (iii) shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(5)	Represents (i) 841,917 shares of common stock held directly by Mr. Lampen, (ii) 3,285,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen, (iii) 13,333 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Lampen and (iv) 50,000 shares of common stock held by Mr. Lampen’s spouse, as to which he disclaims beneficial ownership. Does not include (i) shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd., or (ii) shares of common stock issuable upon the exercisable warrants beneficially owned by Vector Group Ltd.
(6)	Represents (i) 2,701,586 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 139,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (vi) 30,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 425,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock.
(7)	Represents (i) 1,137,822 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 521,318 shares of common stock held by The LTS #2 Grantor Retained Annuity Trust dated 11/18/11, of which Ms. Simkin is the trustee and (iii) 211,000 shares of common stock held by The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, and (iv) 140,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.
(8)	Represents (i) 323,478 shares of common stock held directly by Mr. Malamed, (ii) 1,125,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed and (iii) 301,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Malamed.
(9)	Includes 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(10)	Includes 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(11)	Includes 371,875 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.

(12)	Includes 240,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(13)	Includes (i) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (ii) 240,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(14)	Includes 163,750 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giovanniello.
(15)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 200,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(16)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kolosov.
(17)	Includes 29,300,958 shares of common stock issuable upon exercise of currently exercisable options and warrants.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

PROPOSAL I

ELECTION OF DIRECTORS

Twelve directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, the board may reduce the number of authorized directors or a position on our board may be left vacant.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 71 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE MKT listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 77 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002 and again from March 2004 until June 2006. In March 2010, Dr. Frost was named chairman of the board of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, and had previously served as vice chairman of the board of directors since January 2006. Since March 2007, Dr. Frost has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost served as chairman of the board of directors of PROLOR Biotech, Inc., a development stage biopharmaceutical company, from May 2007 until its acquisition by OPKO in August 2013. Dr. Frost is a currently a director of Castle Brands Inc., TransEnterix, Inc., a medical device company, and Cocrystal Pharma, Inc., a biotechnology company. He also serves as Chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp. (now Tiger Media, Inc.), Continucare Corporation (until its merger with Metropolitan Health Networks, Inc.), citizen regent of the board of regents of the Smithsonian Institute, and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Brian S. Genson, 65 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous, a chain of fast food restaurants. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.

Saul Gilinski, 59 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dmitry Kolosov, 34 Director since 2012	Mr. Kolosov, an attorney, has served since August 2010 as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by former Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which comprises a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium that is one of ten largest private oil companies in the world. Since June 2012, Mr. Kolosov has served as a director of OPKO Health, Inc. Mr. Kolosov’s pertinent experience, qualifications, attributes and skills include experience with international business and cross-border transactions and managerial experience.

Dr. Richard M. Krasno, 72 Director since 2006	Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. Dr. Krasno also serves as Chairman of the Board of Directors of the University of North Carolina Health Care System. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Richard J. Lampen, 60 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. From January 1997 to January 2014, Mr. Lampen served as a director of SG Blocks, Inc. (formerly CDSI Holdings Inc.), a publicly-traded company that converts shipping containers for construction use, and from November 1998 until November 2011 served as its president and chief executive officer. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Howard M. Lorber, 65 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous; a director of United Capital Corp., a real estate investment and diversified manufacturing company which ceased to be a public reporting company in 2011, since May 1991; and a director of Borders Group Inc. from May 2010 until January 2012. He is also a trustee of Long Island University. Mr. Lorber’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Jeffrey S. Podell, 73 Director since 2004	Mr. Podell is a private investor. He also serves as a director of Vector Group since November 1993. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Richard J. Rosenstock, 62 Director since 1999	From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock was affiliated with Ladenburg Capital Management Inc., one of our subsidiaries, from 1986 until December 2002, serving from May 2001 as Ladenburg Capital Management’s chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001. Mr. Rosenstock’s pertinent experience, qualifications, attributes and skills include his industry knowledge and the experience he has attained through his service as a director of a publicly-traded corporation.

Jacqueline M. Simkin, 71 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the board of directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.

Mark Zeitchick, 49 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick has been Ladenburg Capital Management’s co-chairman since November 2001. From September 1995 until November 2001, he was an executive vice president of Ladenburg Capital Management. From May 2001 until November 2001, he served as chairman of Ladenburg Capital Management, and became co-chairman in November 2001. Since March 2014, Mr. Zeitchick has served as a director of Castle Brands. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. In addition to Messrs. Lampen and Zeitchick, who are also directors and whose biographical information is set forth above, we have the following executive officers:

Brett Kaufman, 42 years old, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Adam Malamed, 42 years old, became our chief operating officer in January 2012. Prior to his appointment, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006.

Joseph Giovanniello, Jr., 55 years old, became our senior vice president - corporate and regulatory affairs in January 2013 and has served as our secretary since May 2001. Mr. Giovanniello has been employed by Ladenburg Thalmann & Co. Inc. since June 1996, and has served as its senior vice president, general counsel and secretary since June 1998, and as a director since July 2006.

PROPOSAL II

VOTE ON A NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS (THE SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking your non-binding advisory vote to approve the compensation of our Named Executive Officers as described under the heading “Compensation Discussion and Analysis” and the tables, the footnotes to the tables and narrative information accompanying the tables contained under such heading in this proxy statement. This proposal is referred to as the say-on-pay vote.

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions, and the compensation committee will take into account the outcome of this shareholder advisory vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the advisory vote to approve executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and the next such vote will be at our 2015 annual meeting of shareholders.

PROPOSAL III

TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 600,000,000 SHARES TO 800,000,000 SHARES

Background

Our board has approved an amendment to our articles of incorporation, as amended, to increase the number of authorized shares of common stock from 600,000,000 shares to 800,000,000 shares as more fully described below and recommended that such amendment be submitted to our shareholders for approval. We currently have authorized 600,000,000 shares of common stock, par value $0.0001 per share, of which 181,784,984 shares were outstanding as of May 8, 2014. Also, we have reserved 47,440,616 shares of common stock for issuance under our Amended and Restated 1999 Performance Equity Plan, our 2009 Incentive Compensation Plan and our Amended and Restated Qualified Employee Stock Purchase Plan. Additionally, we have reserved 20,320,666 shares of common stock for issuance upon the exercise of outstanding warrants and options not issued under the foregoing plans and 207,250,000 shares of common stock for issuance upon the conversion of our authorized 8% Series A Cumulative Redeemable Preferred Stock to the extent we do not elect to redeem such preferred stock following a change in control of our company. Our board believes it is in our best interest and the best interest of our shareholders to amend our articles of incorporation to increase our authorized shares of common stock to 800,000,000 shares.

Purposes of the Amendment

The principal purpose of the proposed increase in the number of authorized shares of common stock is to provide us greater flexibility with respect to our capital structure in the event that the board determines that it is necessary or appropriate to issue shares of common stock in connection with future activities, including financings, strategic transactions, acquisitions, stock dividends or splits, employee and director benefit plans, and other corporate purposes. We have no current plans to issue additional shares of common stock. Our board has determined that having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that may develop, without the delay and expense of convening a special meeting of shareholders for the purpose of approving an increase in our capitalization. Our board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. It is not the present intention of our board to seek shareholder approval prior to any issuance of shares of common stock that would become authorized by the amendment, unless otherwise required by applicable law or regulations, including the rules of the NYSE MKT on which our common stock is listed. Opportunities may arise that require prompt action. Our board believes that the delay inherent in seeking shareholder approval of an increase in our capitalization in connection with a particular opportunity could be to the detriment of the Company and its shareholders.

Effects of the Increase in Authorized Common Stock

Our shareholders will not realize any dilution in their voting rights as a result of the increase in the number of authorized shares of common stock, but will experience dilution in their voting rights to the extent additional shares are issued. Issuance of significant numbers of additional shares of our common stock in the future (i) will dilute shareholders’ percentage ownership and (ii) if such shares are issued at prices below what current shareholders’ paid for their shares, may dilute the value of current shareholders’ shares. When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of our common stock voted in an election of directors can elect all of our directors. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. We have never paid cash dividends on our shares of common stock. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Because holders of common stock have no preemptive rights, shareholders would not have any preferential rights to purchase any of the additional shares of common stock if and when such shares are issued. Shares of authorized common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that a purchase or change in control of us could occur. Issuance of additional common stock could have a deterrent effect on persons seeking to acquire control. Our board also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or an amendment to our articles of incorporation would not receive the required shareholder approval. Accordingly, the power to issue additional shares of common stock could enable our board to make it more difficult to replace incumbent directors or to accomplish business combinations opposed by the incumbent board.

The Amendment

If this amendment to our articles of incorporation is approved by our shareholders, we will file an amendment to our articles of incorporation with the Department of State of the State of Florida as soon as practicable in order to make the amendment. Our board reserves the right, notwithstanding shareholder approval of this proposal and without further action by our shareholders, not to proceed with the amendment.

The first sentence of Article III of our articles of incorporation currently provides as follows:

“The aggregate number of shares of which of the Corporation shall have authority to issue is six hundred twenty-five million (625,000,000) shares, of which six hundred million (600,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which twenty-five million (25,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

Our board has approved the following amendment to Article III, subject to approval of such amendment by the holders of our common stock in accordance with Proposal III, the text of which amendment is set forth below. If Proposal III is approved we will file articles of amendment to our articles of incorporation providing that the first sentence of Article III, set forth above, will be deleted in its entirety and replaced by the following:

“The aggregate number of shares of which of the Corporation shall have authority to issue is eight hundred twenty-five million (825,000,000) shares, of which eight hundred million (800,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which twenty-five million (25,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

Dissenters Rights

Neither Florida law nor our articles of incorporation or bylaws provides our shareholders with the rights of appraisal or similar rights of dissenters with respect to this proposed amendment.

Our board recommends that you vote FOR Proposal III, the amendment to our articles of incorporation to increase the number of shares of common stock authorized from 600,000,000 shares to 800,000,000 shares.

PROPOSAL IV

APPROVAL OF AMENDED AND RESTATED 2009 INCENTIVE COMPENSATION PLAN

On May 2, 2014, our board of directors adopted and approved the Ladenburg Thalmann Financial Services Inc. Amended and Restated 2009 Incentive Compensation Plan, which we refer to as the Amended and Restated 2009 Plan, and recommended that it be submitted to our shareholders for their approval at the next annual meeting. The Amended and Restated 2009 Plan amends and restates, in its entirety, our 2009 Incentive Compensation Plan, which we referred to as the 2009 Plan, which was originally adopted by our board of directors on July 14, 2009 and approved by our shareholders on August 27, 2009.

The purpose of the Amended and Restated 2009 Plan is to provide a means for us and our subsidiaries and other designated affiliates, which we refer to as related entities, to attract key personnel to provide services to us and our related entities, as well as to provide a means by which those key persons can acquire and maintain stock ownership, resulting in a strengthening of their commitment to our welfare and the welfare of our related entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the Amended and Restated 2009 Plan is to provide participants with additional incentive and reward opportunities designed to enhance our profitable growth and the profitable growth of our related entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

As of the record date, the following shares were authorized and available for issuance under the 2009 Plan, prior to the amendment and restatement:

Authorized	25,000,000
Available for Issuance	3,974,600

In order to continue to provide the appropriate equity incentives to employees and other service providers in the future, as well as to minimize potential adverse tax consequences to both the award recipients and us, on May 2, 2014, our board of directors approved, subject to shareholder approval, the following changes to be incorporated as part of the amendment and restatement: (a) an increase of 20,000,000 shares of our common stock reserved for issuance under the 2009 Plan from 25,000,000 to 45,000,000; and (b) the addition of certain provisions required to be included so as to comply with the recent changes in the tax laws, specifically Section 409A of the Code and the treasury regulations thereunder, as described below.

In addition, in order to comply with specified exclusions from the limitations of Section 162(m) of the Code, as described below, our board of directors have recommended that our shareholders reapprove the existing business criteria that may be used by us in establishing performance goals with respect to any performance based awards to be granted under the plan.

Our board recommends that shareholders approve these changes and if the shareholders do not approve them, the amendment will not go into effect and our board of directors will consider whether to adopt some alternative arrangement based on its assessment of our needs. The text of the proposed Amended and Restated 2009 Plan is attached as Exhibit A to this Proxy Statement.

The changes to the 2009 Plan to increase the number of shares reserved must be approved by the holders of at least a majority of the outstanding shares of our common stock and voting preferred stock present, or represented, and entitled to vote at the annual meeting. In the event shareholder approval is not obtained, we will not increase the number of shares of common stock reserved for issuance under the 2009 Plan. Awards may continue to be made, however, under the terms of the 2009 Plan as currently in effect.

As discussed below, the Amended and Restated 2009 Plan is intended to (i) comply with specified exclusions from the limitations of Section 162(m) of the Code, as described below, (ii) be eligible under the “plan lender” exemption from the margin requirements of Regulation G under the Exchange Act, (iii) comply with the incentive stock options rules under Section 422 of the Code and (iv) comply with the shareholder approval requirements for the listing of shares on the NYSE MKT.

The following is a summary of certain principal features of the Amended and Restated 2009 Plan. The below summary is not complete, and you are urged to read the actual text of the Amended and Restated 2009 Plan in its entirety.

Description of the Amended and Restated 2009 Plan

Administration.

Our board shall select the committee that will administer the Amended and Restated 2009 Plan. All committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m) of the Code, and independent as defined by the NYSE MKT or any other national securities exchange on which any of our securities may be listed for trading in the future. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, our board of directors may exercise any power or authority granted to the committee. Subject to the terms of the Amended and Restated 2009 Plan, the committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Amended and Restated 2009 Plan and make all other determinations that may be necessary or advisable for the administration of the Amended and Restated 2009 Plan.

Shares Available for Awards; Annual Per-Person Limitations.

Currently, the total number of shares of our common stock that may be subject to the granting of awards under the 2009 Plan is equal to 25,000,000 shares, plus the number of shares with respect to which awards previously granted under the 2009 Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. In addition, currently, the number of shares of our common stock that may be subject to incentive stock options under the 2009 Plan is equal to 25,000,000 shares, subject to similar adjustments discussed above.

If the Amended and Restated 2009 Plan is approved, the total number of shares of our common stock that may be subject to the granting of awards under such plan shall be equal to 45,000,000 shares, plus the number of shares with respect to which awards previously granted under such plan that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. In addition, if the Amended and Restated 2009 Plan is approved, the total number of shares of our common stock that may be subject to the granting of incentive stock options under such plan shall be equal to 45,000,000 shares, subject to similar adjustments discussed above.

Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the Amended and Restated 2009 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

In addition, the Amended and Restated 2009 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year, we may not grant to a participant:

•	stock options or stock appreciation rights on more than 3,000,000 shares of our common stock,
•	restricted stock, deferred stock, performance shares and other stock based-awards on more than 3,000,000 shares of our common stock;
•	performance units for any 12-month period with a value of more than $2,500,000 (pro-rated for any 12-month performance period that is less than 12 months); and
•	performance units for any period longer than 12 months, with a value of more than $2,500,000 multiplied by the number of full months in the performance period.

The committee may adjust the above limitations and may adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) if there is a change in the common stock or other transaction that increases or decreases the number of shares of common stock outstanding, such as a dividend, distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction. The committee also may adjust performance conditions and other award terms in response to these kinds of events or to legal, regulatory or accounting changes.

Eligibility.  Officers, directors, employees (including an employee on a leave of absence), consultants and other persons who provide services to our company or any of its subsidiaries or affiliates may receive awards under the Amended and Restated 2009 Plan.

Types of Awards

The Amended and Restated 2009 Plan permits the following awards:

•	incentive and nonqualified stock options;
•	stock appreciation rights;
•	restricted stock and deferred stock;
•	dividend equivalents;
•	bonus stock and awards in lieu of cash based obligations;
•	other stock-based awards; and
•	performance awards.

Stock Options and Stock Appreciation Rights.  We may grant stock options, including incentive stock options (ISOs), non-qualified stock options, and stock appreciation rights entitling the recipient to receive the amount by which the fair market value of a share of our common stock on the exercise date exceeds the grant price of the stock appreciation right. The committee will set the exercise price per share subject to an option and the grant price of a stock appreciation right, but it must be at least equal to the fair market value of a share of our common stock on the grant date. The Amended and Restated 2009 Plan defines “fair market value” as the fair market value of our common stock, awards or other property as determined by the committee or under procedures established by the committee. Unless the committee determines otherwise, the fair market value is the closing sales price of our common stock as reported on the principal stock exchange or market on which our common stock is traded on the determination date or, if there is no sale on that date, then on the last previous day on which a sale was reported. The committee generally sets the term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment, except that no option or stock appreciation right may have a term exceeding ten years. The committee also determines the methods of exercise and settlement and other terms of the stock appreciation right. The committee may permit the exercise price of options awarded under the Amended and Restated 2009 Plan to be paid in cash, shares, outstanding awards or other property (including loans) having a fair market value equal to the exercise price, as the committee may determine.

Restricted and Deferred Stock.  We may grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which is subject to any risks of forfeiture and other restrictions determined by the committee. A holder of restricted stock generally has all of the rights of a shareholder of our company, unless otherwise determined by the committee. An award of deferred stock gives the recipient the right to receive shares of our common stock at the end of a specified deferral period, subject to any forfeiture and other restrictions determined by the committee. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.  We may grant dividend equivalents, which give the recipient the right to receive, currently or on a deferred basis, cash, common shares, other awards or other property equal in value to dividends paid on a specific number of common shares or other periodic payments. We may grant dividend equivalents alone or together with another award, may pay them on a current or deferred basis and, if deferred, may deem them to have been reinvested in additional common shares, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations.  We may grant common stock as a bonus free of restrictions, or grant common stock or other awards instead of our obligations to pay cash under the Amended and Restated 2009 Plan or other plans or compensatory arrangements, subject to terms specified by the committee.

Other Stock-Based Awards.  We may grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions specified by the committee.

Performance Awards.  We may grant performance awards under the Amended and Restated 2009 Plan. At the time of grant, the committee will determine the performance criteria to be achieved and the length of the performance period. Performance awards may be valued by reference to a designated number of shares of our common stock (referred to as performance shares) or by reference to a designated amount of property, including cash (referred to as performance units). The committee will determine how the performance awards may be settled, which may include delivery of cash, shares or other property, or any combination of these. Performance awards granted to persons who the committee expects will be, for the year in which a deduction arises, “covered employees” (as defined below) will, if intended by the committee, be subject to provisions that should qualify those awards as “performance-based compensation” not subject to the limitation on tax deductibility by our company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our SEC filings by reason of the employee being among our four highest compensated executive officers for the taxable year (other than our chief executive officer). If required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the committee and not our board of directors.

If the committee determines that these provisions of the Amended and Restated 2009 Plan will apply to any award, one or more of the following business criteria for our company and its subsidiaries, on a consolidated basis, and/or for any of our subsidiaries or affiliates, or for business or geographical units of our company and/or any of our subsidiaries or affiliates (except with respect to the total shareholder return and earnings per share criteria), will be used by the committee in setting performance goals for awards under the Amended and Restated 2009 Plan:

•	earnings per share;
•	revenues or margins;
•	cash flow;
•	operating margin;
•	return on assets, net assets, investment, capital, operating revenue or equity;
•	economic value added;
•	direct contribution;
•	income; net income; pretax income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the company;
•	working capital or working capital management, including inventory turnover and days sales outstanding;
•	management of fixed costs or variable costs;
•	identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;
•	total shareholder return;

•	debt reduction;
•	market share;
•	entry into new markets, either geographically or by business unit;
•	customer retention and satisfaction;
•	strategic plan development and implementation, including turnaround plans; and
•	stock price.

Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the committee including the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to our company. The committee will exclude the impact of an event or occurrence which the committee determines should appropriately be excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;
•	an event either not directly related to our operations or not within the reasonable control of management; or
•	a change in accounting standards required by generally accepted accounting principles.

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards.  Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award under any terms and conditions established by the committee, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee may place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Amended and Restated 2009 Plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Amended and Restated 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the Amended and Restated 2009 Plan generally do not require the recipient to pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except as required by law. The committee may, however, grant awards in exchange for other awards under the Amended and Restated 2009 Plan, awards under other company plans, or other rights to payment from the company, and may grant awards in addition to and in tandem with other awards, rights or other awards.

Acceleration of Vesting; Change in Control.  The committee may provide in an award agreement, or otherwise determine, that upon a “change in control” as defined in the Amended and Restated 2009 Plan or such award agreement, unvested or unexercised options and stock appreciation rights will become immediately exercisable, or that any restrictions on restricted stock, deferred stock or other stock based awards immediately lapse. Also, the committee may provide in an award agreement that the performance goals for any performance award will be considered met upon a “change in control.”

Amendment and Termination.  Our board may amend or terminate the Amended and Restated 2009 Plan or the committee’s authority to grant awards without further shareholder approval, unless we are required to obtain shareholder approval for any such amendment or alteration. Thus, shareholder approval may not be required for every amendment to the Amended and Restated 2009 Plan which might increase the cost of the Amended and Restated 2009 Plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board of directors, the Amended and Restated 2009 Plan will terminate at the earliest of (a) the time when no shares of common stock remain available for issuance under the 2009 plan, (b) the termination of Amended and Restated 2009 Plan by our board of directors or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Amended and Restated 2009 Plan will remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards.

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Amended and Restated 2009 Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

The Amended and Restated 2009 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options.  On exercise of a nonqualified stock option granted under the Amended and Restated 2009 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or any of our subsidiaries or affiliates, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options (ISOs).  Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. Also, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which we refer to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the required holding period for those shares is treated as making a disqualifying disposition of those shares. This rule prevents “pyramiding” on the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. However, if there is a disqualifying disposition of a share, our company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

Stock Awards.  Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received under the Amended and Restated 2009 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock vests, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Amended and Restated 2009 Plan, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.  We may grant stock appreciation rights, which we refer to as “SARs”, separate from any other award, or together with options under the Amended and Restated 2009 Plan. Generally, a SAR recipient will not recognize any taxable income at the time the SAR is granted.

When the SAR is exercised, the recipient receives the appreciation inherent in the SARs in cash. The cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

SARs may be issued in tandem with a stock option.  Under this type of arrangement, the exercise of an SAR will result in the cancellation of an option, and the exercise of an option will result in a cancellation of an SAR. If the recipient of a tandem SAR elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above). As a result, the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, we receive no Federal income tax deduction upon the grant or termination of SARs. Upon the exercise of an SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents.  Generally, a dividend equivalent award recipient will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A of the Code.  Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans,” including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under the Amended and Restated 2009 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options, deferred stock and SARs that are not payable in shares of our company stock. It is our intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

Section 162 Limitations.  Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the Amended and Restated 2009 Plan who the committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the Amended and Restated 2009 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Shareholder approval of the Amended and Restated 2009 Plan is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, as described below, (ii) to comply with the incentive stock options rules under Section 422 of the Code and (iii) for purposes of complying with the NYSE MKT shareholder approval requirements.

Our board recommends that you vote FOR Proposal IV, the approval of the Amended and Restated 2009 Incentive Compensation Plan.

PROPOSAL V

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014

The audit committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the year ending December 31, 2014. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2013. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If shareholders do not ratify our appointment of EisnerAmper LLP, the audit committee will re-evaluate such appointment, taking into consideration our shareholders’ vote. However, the audit committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if shareholders ratify our appointment of EisnerAmper LLP, our audit committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal V, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2014.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Beinstein, Genson, Gilinski, Kolosov, Krasno and Podell and Ms. Simkin are independent directors. Our other directors are not independent under the NYSE MKT rules because we currently employ them or they have other relationships with us that may result in them not being “independent”. All members of our audit, compensation and nominating and corporate governance committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee is independent for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2013.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dmitry Kolosov	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Richard J. Rosenstock
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2013	1	6	1	1	—

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent as circumstances require. During 2013, there were five meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he or she was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Five directors attended our last annual meeting. The chairs of each of our committees are as follows: audit committee (Mr. Beinstein), compensation committee (Dr. Krasno) and nominating and corporate governance committee (Ms. Simkin).

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating and Corporate Governance Committee Information

Our nominating and corporate governance committee oversees the selection of director nominees. The nominating and corporate governance committee also develops and recommends to the board the corporate governance guidelines applicable to us, and oversees the evaluation of the board and management. The nominating and corporate governance committee considers persons as director nominees that are identified by its members, management, investors, investment bankers, shareholders and others. Jacqueline M. Simkin (Chair), Henry C. Beinstein and Dr. Richard M. Krasno comprise our nominating and corporate governance committee. In December 2012, the nominating and corporate governance committee adopted a written charter, which sets forth criteria for nominees. The nominating and corporate governance committee applies the same criteria when evaluating director candidates recommended by shareholders as it does when evaluating director candidates recommended by others. Copies of the charter and our corporate governance guidelines are available at http://ir.stockpr.com/ladenburg/governance-documents. Although the nominating and corporate governance committee does not have specific minimum qualifications for director candidates, in recommending candidates for the board, the committee takes into consideration the following criteria established by the board in our corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	ability and willingness to commit adequate time to board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	diversity of viewpoints, background, experience and other demographics.

The committee also considers other factors as it deems appropriate such as whether a proposed nominee is actively engaged in business endeavors and has an understanding of financial statements, corporate budgeting and capital structure. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Audit Committee Information and Report

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Henry C. Beinstein (Chair), Saul Gilinski, Jeffrey S. Podell and Jacqueline M. Simkin comprise our audit committee. Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE MKT rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K.

The audit committee operates under a charter, which is available at http://ir.stockpr.com/ladenburg/governance-documents under the heading “Audit Committee Charter.” As set forth in its charter, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

Submitted by the Members of the Audit Committee:
Henry C. Beinstein, Chair
Saul Gilinski
Jeffrey S. Podell
Jacqueline M. Simkin

Board Leadership Structure

Our corporate governance guidelines provide that our board is free to choose its chair and chief executive officer in any way it deems best for us at any given point in time. However, these guidelines provide that unless our board determines otherwise, we should have different persons serve as chair and chief executive officer. We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chair allows our chief executive officer to focus on our business, while allowing the chair to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chair. Our chair is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chair guides board processes, provides input on agenda items and presides at board meetings. Our chair also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our officers listed in the Summary Compensation Table below (“Named Executive Officers”) and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our Named Executive Officers.

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin, each of whom is an independent director, currently comprise our compensation committee. The committee’s responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	ensuring that our executive compensation programs are designed to enable us to attract, retain and motivate senior management and other key employees;
•	ensuring that our executive compensation programs are appropriately competitive, integrating pay with our performance, rewarding above-average performance in the context of the business environment in which we operate, recognizing individual initiative and achievements, supporting organization objectives and shareholder interests, and ensuring that executive compensation is adequately designed to align the interests of executive officers with our long-term performance;
•	administering our Amended and Restated Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our 2009 Incentive Compensation Plan (“2009 Plan”) and any future adopted plans;
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants; and
•	preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement and Part III to our annual report on Form 10-K.

Our compensation committee amended and re-adopted its written charter in June 2013, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents. Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide the services described below in connection with its compensation review for the year ended December 31, 2013.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subjective assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of other executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

The compensation committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate; except that the compensation committee is not permitted to delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may also delegate to one or more of our executive officers of the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any such executive officer will be required to regularly report to the compensation committee grants so made and the compensation committee may revoke any delegation of authority at any time.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks. For 2013, our compensation committee engaged GK Partners to provide publicly available compensation information regarding executive compensation at thirteen peer companies, which were identified by management, to gain a sense of whether we are providing generally competitive compensation for our Named Executive Officers. These companies were:

Calamos Asset Management Inc.	JMP Group Inc.
Cowen Group, Inc.	LPL Financial Holdings Inc.
FBR & Co.	Oppenheimer Holdings Inc.
GFI Group Inc.	Piper Jaffray Companies
INTL FCStone Inc.	Raymond James Financial Inc.
Investment Technology Group, Inc.	SWS Group, Inc.
Investors Capital Holdings, Ltd.

Within the financial services industry, there are a limited number of publicly-traded companies that resemble us in size, scope and nature of business operations. Two of the peer group companies selected, LPL Financial and Investors Capital Holdings, are primarily engaged in the independent brokerage business, our largest segment, although they differ in size from us and each other. Raymond James Financial was selected because of its significant presence in the independent brokerage business, although it participates in other business lines and is substantially larger in size. The other peer group companies were selected because they generally engage in investment banking, brokerage or asset management activities, are not depository institutions, and are roughly comparable to us in terms of market capitalization. The compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and applicable NYSE MKT rules, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. Other than the services for which the compensation committee directly engaged GK Partners, GK Partners provided no services to us for the year ended December 31, 2013.

Compensation Objectives

The objectives of our compensation programs are to attract, motivate and retain qualified persons to serve as our executive officers. Our compensation programs are designed to provide competitive compensation to our Named Executive Officers; reward individual initiative and achievements; integrate pay with our performance; and ensure that executive compensation is adequately designed to align the interests of executive officers with our long-term performance.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. Decisions with respect to one component of compensation tend not to affect decisions regarding other components. We do not have specific policies for allocating between long-term and currently paid out compensation or between cash and non-cash compensation. We discuss each of the four components of compensation in more detail below.

Base Salary.  We provide base salaries to provide our Named Executive Officers a minimum, fixed level of cash compensation commensurate with their particular positions and qualifications. Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe are necessary to motivate executives to meet corporate goals. Base salaries are not anticipated to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries when necessary to realign them with industry norms based on a review of publicly-available compensation information, including, for 2013, the peer group information identified above, after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however. As part of the annual review process, the compensation committee increased Mr. Kaufman’s base salary from $250,000 to $275,000, effective January 1, 2014.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2011, 2012 and 2013, Mark Zeitchick and Adam Malamed were the only Named Executive Officers who were paid brokerage commissions.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2013, we granted a $1,250,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president; a $350,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer; a $325,000 cash bonus to Adam Malamed, our chief operating officer; and a cash bonus of $275,000 to Joseph Giovanniello, Jr., our senior vice president-corporate and regulatory affairs. We also granted a $1,250,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were based on the contributions made by these two individuals to the growth of our business, including through recruiting, acquisitions and development of client relationships. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick, Kaufman, Malamed and Giovanniello for 2013 included: the significant increase in EBITDA, as adjusted; achievement of record revenues; continued high levels of growth and improved margins at our independent brokerage businesses; increases in levels of advisory and total client assets; the increase in our common stock price; continued realization of synergies from the Securities America acquisition; satisfaction of annual targets under our clearing firm loans resulting in the forgiveness of approximately $5 million of principal and interest; repayment of outstanding indebtedness; successful preferred stock offerings; significant increases in our shareholders’ equity; repurchases of common stock; and the continued growth of our capital markets business, including establishing Ladenburg Thalmann & Co. Inc. as a significant player in underwriting healthcare and yield-oriented equities. Bonus payments for our executive officers in 2013 were higher than those paid in 2012 due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment in which we operated and its consideration of the factors described above.

In addition to his bonus award described above, Mr. Malamed received a retention award of $200,000, which vests in two equal annual installments at December 31, 2014 and 2015. Under the terms of the retention award, Mr. Malamed is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2014. Mr. Malamed is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2015. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

In addition to his bonus award described above, Mr. Giovanniello received a retention award of $50,000, which vests on December 31, 2014. Under the terms of the retention award, Mr. Giovanniello is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2014. The retention award will be reported in the Summary Compensation Table during the year in which it vests based on his continued service.

Equity Awards.  We grant stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In January 2014, we granted options to purchase 400,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick, options to purchase 135,000 shares to Mr. Malamed, options to purchase 75,000 shares to Mr. Kaufman and options to purchase 30,000 shares to Mr. Giovanniello. The exercise price for these options is $3.25 per share (a premium to the closing market price of $2.92 on the grant date). In January 2013, we granted options to purchase 300,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick, options to purchase 100,000 shares to Mr. Malamed, options to purchase 62,500 shares to Mr. Kaufman and options to purchase 25,000 shares to Mr. Giovanniello. The exercise price for these options is $1.40 per share (a premium to the closing market price of $1.23 on the grant date). The foregoing options vest in four equal annual installments beginning on the first anniversary of the grant date.

We generally grant equity awards through the shareholder-approved 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for our executive officers pursuant to their respective employment agreements. We reimburse Mr. Lampen, on an after-tax basis, for various automobile expenses and health and dental insurance premiums.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the three other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2013 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2013 Annual Meeting, our shareholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have remained substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2014 Annual Meeting.

Compensation Committee Report on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors:
Dr. Richard Krasno, Chair
Henry C. Beinstein
Brian S. Genson
Jacqueline M. Simkin

Summary Compensation Table

The following table shows the compensation paid to our Named Executive Officers for 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen chief executive officer and president(2)	2013	—	1,250,000		212,700	—	31,455	(3)	1,494,155
	2012	—	600,000		715,200	—	39,878	(3)	1,355,078
	2011	—	500,000		434,400	—	31,455	(3)	965,855
Mark Zeitchick, executive vice president(4)	2013	325,000	1,250,000		212,700	—	665,151	(5)	2,452,851
	2012	325,000	600,000		715,200	—	447,531	(5)	2,087,731
	2011	325,000	500,000		434,400	—	468,624	(5)	1,728,024
Brett H. Kaufman, senior vice president and chief financial officer	2013	250,000	350,000		44,313	—	21,110	(6)	665,423
	2012	225,000	225,000		149,000	—	—		599,000
	2011	218,750	150,000		90,500	—	—		459,250
Adam Malamed chief operating officer(7)	2013	300,000	525,000	(8)	70,900	—	809,129	(9)	1,705,029
	2012	300,000	425,000	(8)	238,400	—	477,736	(9)	1,441,136
Joseph Giovanniello, Jr., senior vice president-corporate and regulatory affairs(10)	2013	250,000	315,000	(11)	17,725	—	28,741	(6)	611,466

(1)	Represents the aggregate grant date fair value of stock options granted for the each of the three fiscal years ended December 31, 2013, 2012 and 2011 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2013 included in our annual report on Form 10-K for the year ended December 31, 2013 (“10-K”). The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents reimbursement of automobile expenses ($17,088, $22,441 and $17,088 in 2013, 2012 and 2011, respectively), health and dental insurance premiums ($3,531 for each of 2013, 2012 and 2011) and tax reimbursements for such benefits ($10,836, $13,906 and $10,836 in 2013, 2012 and 2011, respectively).
(4)	During 2011, Mr. Zeitchick also served as president and chief executive officer of Ladenburg Thalmann & Co. Inc.
(5)	Represents commissions earned from customer accounts ($655,299, $437,585 and $458,663 in 2013, 2012 and 2011) and health and dental insurance premiums paid by us.
(6)	Represents health and dental insurance premiums paid by us.
(7)	Mr. Malamed became a Named Executive Officer upon his appointment as chief operating officer in January 2012.
(8)	Includes (i) for 2013, $200,000 in retention awards paid in 2012 and 2013, which vested on December 31, 2013, and (ii) for 2012, $200,000 in retention awards paid in 2011 and 2012, which vested on December 31, 2012.
(9)	Represents commissions earned from customer accounts ($780,388 and $448,994 in 2013 and 2012, respectively) and health and dental insurance premiums paid by us ($28,741 and $28,742 in 2013 and 2012, respectively).

(10)	Mr. Giovanniello became a Named Executive Officer upon his appointment as senior vice president-corporate and regulatory affairs in January 2013.
(11)	Includes a $40,000 retention award paid in 2013, which vested on December 31, 2013.

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group. Under this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $750,000 (increased to $850,000 effective January 1, 2014), payable in quarterly installments to Vector Group, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Commencing in 2011, Mr. Lampen is being reimbursed for various automobile and health and dental insurance expenses on an after-tax basis. In January 2014, we paid a $1,250,000 discretionary bonus to Mr. Lampen for 2013, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and previously served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick receives an annual base salary of $325,000, a percentage of commissions from customer accounts, payment of health and dental insurance premiums and a discretionary bonus. In January 2014, we paid a $1,250,000 discretionary bonus to Mr. Zeitchick for 2013, which is reflected in the Summary Compensation Table above. The current term of the agreement with Mr. Zeitchick, which automatically renews for successive one-year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2014.

Brett H. Kaufman has served as our senior vice president and chief financial officer under the terms of an employment agreement providing for a $275,000 annual base salary effective January 2014. He is also eligible for a discretionary bonus, which was $350,000 for 2013 and is reflected in the Summary Compensation Table above, and effective January 1, 2013, payment of health and dental insurance premiums. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ prior written notice prior to the expiration of the then current term, is through December 31, 2014.

Adam Malamed serves as our chief operating officer and previously served as co-chief operating officer of Ladenburg Thalmann & Co Inc. Under his employment agreement, Mr. Malamed receives an annual base salary of $300,000, a percentage of commissions from customer accounts, payment of health and dental insurance premiums and a discretionary bonus. In January 2014, we paid a $325,000 discretionary bonus to Mr. Malamed for 2013, which is reflected in the Summary Compensation Table above. Mr. Malamed also had $200,000 of retention awards paid in 2012 and 2013 that vested on December 31, 2013 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Malamed, which automatically renews for successive one-year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2014.

Joseph Giovanniello, Jr. serves as our senior vice president-corporate and regulatory affairs and also serves as senior vice president and general counsel of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Giovanniello receives an annual base salary of $250,000, payment of health and dental insurance premiums and a discretionary bonus. In January 2014, we paid a $275,000 discretionary bonus to Mr. Giovanniello for 2013, which is reflected in the Summary Compensation Table above. Mr. Giovanniello also had a $40,000 retention award paid in 2013 that vested on December 31, 2013 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Giovanniello, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ prior written notice prior to the expiration of the then current term, is through December 31, 2014.

Grants of Plan-Based Awards in 2013

The following table shows grants made to our Named Executive Officers in 2013. The grant date fair value of option awards may not be realized by the individuals.

Estimated Future Payouts Under Non-Equity
Incentive Plan Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard Lampen	1/28/2013	—	—	—	300,000	1.40	212,700
Mark Zeitchick	1/28/2013	—	—	—	300,000	1.40	212,700
Brett Kaufman	1/28/2013	—	—	—	62,500	1.40	44,313
Adam Malamed	1/28/2013	—	—	—	100,000	1.40	70,900
Joseph Giovanniello, Jr.	1/28/2013	—	—	—	25,000	1.40	17,725

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2013 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

Outstanding Equity Awards at December 31, 2013

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	20,000	—			0.48	03/02/2015
	600,000	—			0.88	07/17/2016
	20,000	—			1.39	11/05/2016
	20,000	—			2.30	06/28/2017
	600,000	—			2.30	07/25/2017
	600,000	—			1.58	10/30/2018
	450,000	150,000	(1)		0.90	01/14/2020
	300,000	300,000	(2)		1.28	03/02/2021
	150,000	450,000	(3)		2.80	01/31/2022
	—	300,000	(4)		1.40	01/28/2023
Mark Zeitchick	125,000	—			1.01	05/25/2014
	150,000	—			0.58	08/17/2015
	600,000	—			0.88	07/17/2016
	600,000	—			2.30	07/25/2017
	600,000	—			1.58	10/30/2018
	450,000	150,000	(1)		0.90	01/14/2020

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	300,000	300,000	(2)		1.28	03/02/2021
	150,000	450,000	(3)		2.80	01/31/2022
	—	300,000	(4)		1.40	01/28/2023
Brett H. Kaufman	150,000	—			2.30	03/24/2018
	37,500	12,500	(1)		0.90	01/14/2020
	62,500	62,500	(2)		1.28	03/02/2021
	31,250	93,750	(3)		2.80	01/31/2022
	—	62,500	(4)		1.40	01/28/2023
Adam Malamed	500,000	—			1.05	09/11/2016
	150,000	—			1.58	10/30/2018
	150,000	50,000	(1)		0.90	01/14/2020
	100,000	100,000	(2)		1.28	03/02/2021
	50,000	150,000	(3)		2.80	01/31/2022
	—	100,000	(4)		1.40	01/28/2023
Joseph Giovanniello, Jr.	30,000	—			1.01	05/26/2014
	30,000	—			0.58	08/17/2015
	15,000	—			2.30	06/02/2018
	37,500	12,500	(1)		0.90	01/14/2020
	25,000	25,000	(2)		1.28	03/02/2021
	12,500	37,500	(3)		2.80	01/31/2022
	—	25,000	(4)		1.40	01/28/2023

(1)	These options vested on January 14, 2014.
(2)	These options vest in two equal annual installments beginning on March 2, 2014.
(3)	These options vest in three equal annual installments beginning on January 31, 2014.
(4)	These options vest in four equal annual installments beginning on January 28, 2014.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during 2013.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. In September 2012, our shareholders approved the amendment and restatement of the QESPP. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period are applied to purchase shares from us for the participating employees. The purchase price under the QESPP is currently 95% of the last sale price of our common stock on the exercise date. As of December 31, 2013, 4,377,133 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

Mark Zeitchick, Adam Malamed, Brett H. Kaufman and Joseph Giovanniello have employment agreements with us that provide for potential payments in the event of their termination.

Under Mr. Zeitchick’s employment agreement, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date of termination, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2013 for any reason other than his death was approximately $19,824. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2013 as a result of his death was approximately $0.

Under Mr. Malamed’s employment agreement, we are required to pay Mr. Malamed a severance amount equal to his annual base salary ($300,000 at December 31, 2013) and he and his family would be entitled to receive subsidized health benefits for a period of up to 18 months (approximately $43,112 at December 31, 2013) following any termination by us without “Cause” or by him for “Good Reason”. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2013 as a result of his death or disability was approximately $0.

Mr. Malamed’s employment agreement defines “Cause” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Malamed’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Good Reason means: (i) a failure by us to make any payments under the employment agreement, (ii) any other breach of a material provision of the employment letter by us, including without limitation a change in Mr. Malamed’s title, (iii) removal of Mr. Malamed as a member of our management committee, or (iv) relocation of his office to a location more than 25 miles from Miami, Florida.

Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($250,000 at December 31, 2013) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Kaufman’s employment is terminated due to death or “Disability”, Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($350,000 in the case of any termination in 2014). Also, Mr. Kaufman and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $43,112 at December 31, 2013). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2013 as a result of his death or disability was approximately $518,112.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Under Mr. Giovanniello’s employment agreement, we are required to pay Mr. Giovanniello a severance amount equal to his annual base salary ($250,000 at December 31, 2013) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Giovanniello’s employment is terminated due to death or “Disability”, Mr. Giovanniello will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($315,000 in the case of any termination in 2014). Also, Mr. Giovanniello and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $43,112 at December 31, 2013). The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2013 as a result of his death or disability was approximately $468,112.

Mr. Giovanniello’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Giovanniello’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities hereunder after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates or (v) substantial impairment from performing his duties for a period of longer than sixty (60) consecutive days or more than 120 days as a result of an action against taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Giovanniello, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) removal of Mr. Giovanniello as our senior vice president-corporate and regulatory affairs, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of New York City (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the option holder or upon the termination of the option holder without cause or for good reason, all stock options under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2013” above by the closing price of a share of common stock on December 31, 2013 ($3.13), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in-Control ($)	Death ($)	Disability ($)	Termination by Company without Cause or by Named Executive Officer with Good Reason ($)
Richard J. Lampen	1,557,000	1,557,000	1,557,000	1,557,000
Mark Zeitchick	1,557,000	1,557,000	1,557,000	1,557,000
Adam Malamed	519,000	519,000	519,000	519,000
Brett H. Kaufman	282,563	282,563	282,563	282,563
Joseph Giovanniello, Jr.	—	—	—	—

Director Compensation

Directors who are also employees receive no additional compensation for serving as directors. Each of our non-employee directors receives annual director fees of $30,000, payable in quarterly installments. Audit committee, compensation committee and nominating and corporate governance committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chair of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. The chair of each of the audit, compensation and nominating and corporate governance committee receives an additional annual fee of $10,000. Also, each non-employee director receives $1,500 and $750 per board and committee meeting, respectively, that he or she attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 50,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2013, we paid a discretionary bonus of $1,250,000 in January 2014 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman, based on the contributions made by such individuals to the growth of our business, including through recruiting, acquisitions and development of client relationships. In January 2014, we also granted options to purchase 400,000 shares to each of Dr. Frost and Mr. Lorber at an exercise price of $3.25 per share (a premium to the closing market price of $2.92 on the grant date). In January 2013, we granted each of Dr. Frost and Mr. Lorber an option to purchase 300,000 shares of our common stock at an exercise price of $1.40 per share (a premium to the closing market price of $1.23 on the grant date).

The following table summarizes non-employee director compensation for 2013. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	72,750	—	41,800	114,550
Phillip Frost, M.D.	1,386,000	—	254,500	1,640,500
Brian S. Genson	43,250	—	41,800	85,050
Saul Gilinski	50,500	—	41,800	92,300
Dmitry Kolosov	37,500	—	41,800	79,300
Dr. Richard M. Krasno	56,750	—	41,800	98,550
Howard M. Lorber	1,286,000	—	254,500	1,540,500
Jeffrey S. Podell	52,000	—	41,800	93,800
Jacqueline M. Simkin	71,250	—	41,800	113,050

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2013 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2013 included in our Original 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

The aggregate number of outstanding option awards at December 31, 2013 was as follows:

Name	Aggregate Number of Option Awards
Henry C. Beinstein	200,000
Phillip Frost, M.D.	5,890,000
Brian S. Genson	240,000
Saul Gilinski	220,000
Richard Krasno, M.D.	220,000
Dmitry Kolosov	120,000
Howard M. Lorber	3,240,000
Jeffrey S. Podell	240,000
Jacqueline M. Simkin	140,000

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2013 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Equity Compensation Plan Information

The following table contains information at December 31, 2013 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	36,759,662	$1.70	7,541,134	(1)
Equity compensation plans not approved by security holders(2), (3), (4), (5)	20,320,666	$1.56	—

(1)	Consists of 1,189,654 shares available for future issuance under our 1999 Plan and 6,351,480 under the 2009 Plan.
(2)	Includes warrants to purchase 1,533,334 shares of our common stock at $0.68 and 400,000 shares of our common stock at $0.96 per share issued to former shareholders of Capitalink, L.C.
(3)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire BroadWall Capital LLC. In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. At December 31, 2013, options to purchase 1,425,000 shares remained outstanding and are currently vested.
(4)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with our acquisition of Investacorp, Inc. in 2007. In connection with the Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options are currently vested and have a ten-year term.
(5)	Includes warrants to purchase 10,713,332 shares of our common stock at $1.68 per share, which we issued to lenders in connection with our acquisition of Securities America Financial Corporation in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

Related Party Transactions

In connection with our acquisition of Securities America Financial Corporation (“Securities America”) on November 4, 2011, we entered into a loan agreement with various lenders (the “Lenders”), under which the Lenders provided a loan (the “November 2011 Loan”) to us in an aggregate principal amount of $160,700,000, some of which was used to fund a portion of the purchase price for Securities America. Interest on the November 2011 Loan is payable quarterly at 11% per annum. Interest is payable in cash; provided that we may also pay interest-in-kind with the consent of certain Lenders. This payment-in-kind feature increases the principal sum outstanding on the note that is due at maturity by the amount of such payment-in-kind. Ten percent (10%) of the principal amount of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on each of December 31, 2014 and December 31, 2015, and the balance of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on November 4, 2016.

We may voluntarily repay the November 2011 Loan at any time without premium or penalty. During the twelve months ended December 31, 2013, we prepaid $110,850,000 of the November 2011 loan. These prepayments included the installments of the notes that would have been due on December 31, 2014 and December 31, 2015. In March 2014, we prepaid an additional $10,000,000 of the November 2011 loan. The notes contain customary events of default, which, if uncured, permit the Lenders to accelerate the maturity date of the November 2011 Loan.

The aggregate principal amount outstanding under the November 2011 Loan at December 31, 2013 was $49,850,000, and we paid interest in an amount equal to $11,125,767 on such loan for the year ended December 31, 2013. The largest principal amount outstanding under the November 2011 Loan at any time during the year ended December 31, 2013 was $160,700,000.

At closing, we paid a one-time aggregate funding fee of $803,500 to the Lenders and issued to the Lenders warrants (“Warrants”) to purchase an aggregate of 10,713,332 shares of our common stock. The Warrants are exercisable at any time prior to their expiration on November 4, 2016 at $1.68 per share, which was the closing price of our common stock on the closing date, as reported by the NYSE MKT.

The Lenders include Frost Nevada Investments Trust (“Frost Nevada”), an affiliate of our chairman and principal shareholder, Phillip Frost, M.D., Vector Group, Ltd. (“Vector Group”), a more than 5% holder of our shares, and Richard J. Lampen, our President and Chief Executive Officer. The original principal amounts loaned by Frost Nevada, Vector Group and Mr. Lampen were $135,000,000, $15,000,000 and $200,000, respectively. A special independent committee of our board reviewed and considered the terms of the loan agreement, the notes and the Warrants, and, upon such review and consideration, which included the advice of the special committee’s independent financial advisor, the special committee determined that the financing was fair from a financial point of view to us and our unaffiliated shareholders.

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. In August 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016. In connection with the Securities America acquisition, in August 2011, we entered into a second amendment to the revolving credit agreement, under which available borrowings were increased by $10,000,000 to $40,000,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. The largest aggregate principal amount outstanding under this facility in 2013 was $39,260,000. In 2013, we paid to Frost Gamma $51,460,000 in principal and $1,638,988 in interest under this facility. The aggregate principal amount outstanding under this facility at December 31, 2013 was $0.

From time to time, our subsidiary, Ladenburg Thalmann & Co. Inc., provides investment banking services in the ordinary course on customary terms to companies in which certain of our directors may be directors and/or shareholders.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group a $850,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $750,000 in 2013 to Vector Group under this agreement. Effective January 1, 2014, the annual fee increased to $850,000. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2013, we entered into an office lease amendment with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period expiring in February 2018. The lease was for approximately 18,150 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2013 amounted to approximately $572,000. The lease provides for aggregate payments during the five-year term of approximately $2,995,000 and minimum annual payments of $599,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. The lease is for 11,475 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2013 amounted to approximately $320,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc employs Richard J. Rosenstock, a director, Richard Sonkin, the brother-in-law of Richard J. Rosenstock, and Steven Zeitchick, the brother of Mark Zeitchick, a director and our executive vice president. In 2013, (i) Richard J. Rosenstock received approximately $215,047 in compensation, (ii) Richard Sonkin, received approximately $255,387 in compensation and (iii) Steven Zeitchick received $270,710 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2014.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended December 31, 2013.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2013 and 2012, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2013 and 2012:

	2013	2012
	(in thousands)
Audit fees	$1,105	$1,005
Audit-related fees	—	—
Tax fees	—	—
All other fees	162	30
Total fees	$1,267	$1,035

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of our consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed involved review of certain corporate filings.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees”, “Audit-Related Fee”, “Tax Fees” and “All Other Fees” above.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2015 annual meeting of shareholders must be received by us no later than January 19, 2015 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2015 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 570 Lexington Avenue, 11th Floor, New York, New York 10022.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors since we last disclosed such procedures in our definitive proxy statement on Schedule 14A, filed with the SEC on April 10, 2013.

Any proposal submitted with respect to our 2015 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2015 annual meeting of shareholders is changed by more than 30 days from the date of our 2014 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2015 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 570 Lexington Avenue, 11th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2015 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to April 6, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 25, 2014

This proxy statement and the 2013 Annual Report are available at https://materials.proxyvote.com/50575Q.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen
President and Chief Executive Officer

Miami, Florida
May 19, 2014

EXHIBIT A

LADENBURG THALMANN FINANCIAL SERVICES INC.

AMENDED AND RESTATED

2009 INCENTIVE COMPENSATION PLAN

LADENBURG THALMANN FINANCIAL SERVICES INC.

AMENDED AND RESTATED

2009 INCENTIVE COMPENSATION PLAN

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LADENBURG THALMANN FINANCIAL SERVICES INC.

AMENDED AND RESTATED

2009 INCENTIVE COMPENSATION PLAN

1. Purpose.  The purpose of this LADENBURG THALMANN FINANCIAL SERICES INC. AMENDED AND RESTATED 2009 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist LADENBURG THALMANN FINANCIAL SERVICES INC., a Florida corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” and “Beneficial Ownership” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) a participant’s conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which, in the Board’s judgment, materially impairs a Participant’s ability to perform his or her duties, (iii) a determination by the Board that a Participant has engaged in continued, intentional and willful failure to substantially and materially perform his or her material duties and responsibilities after receipt of a written notice specifically identifying the manner in which Participant has failed to materially perform his or her duties and Participant has not cured such failure within thirty (30) days of such notice, (iv) a determination by the Board that a Participant has engaged in willful and deliberate misconduct that has resulted, or is reasonably likely to result, in material and demonstrative harm to the Company or any Related Entity, or (v) substantial impairment which, in the Board’s judgment, prevents a Participant from performing his or her duties for a period of longer than sixty (60) consecutive days or more than one hundred twenty (120) days as a result of an action taken by a regulatory body or self-regulatory agency The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

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(g) “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, the Person who, as of the end of the taxable year, either is the principal financial officer or is acting in a similar capacity and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission under Item 402 of Regulation S-K, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Discounted Option” means any Option Awarded under Section 6(b) hereof with an exercise price that is less than the Fair Market Value of a Share on the date of grant.

(r) “Discounted Stock Appreciation Right” means any Stock Appreciation Right Awarded under Section 6(c) hereof with an exercise price that is less than the Fair Market Value of a Share on the date of grant.

(s) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(t) “Effective Date” means the effective date of the Plan, as amended and restated, which shall be the Shareholder Approval Date. The original effective date of the Plan, prior to the amendment and restatement, was August 27, 2009.

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(u) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan. In addition, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

(v) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(x) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(y) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant or (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

(z) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(aa) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the NYSE MKT or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the NYSE MKT.

(bb) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(cc) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

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(dd) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(ee) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ff) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(gg) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(hh) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ii) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(kk) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ll) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(mm) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(nn) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(oo) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(pp) “Shareholder Approval Date” means the date on which this Plan, as amended and restated, is approved shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations and obligations of the Company applicable to the Plan.

(qq) “Shares” means the shares of common stock of the Company, par value $0.0001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(rr) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

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(ss) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(tt) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority.  The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

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4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be forty-five million (45,000,000). Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Award.  No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(c)(iv) below.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be issued under the Plan as a result of the exercise of the Incentive Stock Options shall be forty-five million (45,000,000) shares.

5. Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than three million (3,000,000) Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than three million (3,000,000) Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) two million five hundred thousand dollars ($2,500,000) with respect to any 12 month Performance

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Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, two million five hundred thousand dollars ($2,500,000) multiplied by the number of full 12 months periods that are in the Performance Period.

6. Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options.  The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

(ii) Time and Method of Exercise.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the

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extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right.

(ii) Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights.  Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to

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the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards.  The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Deferred Stock Award.  The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A

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Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents.  Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Restricted Stock Unit Award, but in no event later than 12 months before the first date on which any portion of such Restricted Stock Unit Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code).

(f) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the regular dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Any such determination by the Committee shall be made at the grant date of the applicable Award.

(h) Performance Awards.  The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be

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conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate Section 409A of the Code.

(i) Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that the determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules

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of the NYSE MKT or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the NYSE MKT or other national securities exchange, then the rules of the NYSE MKT, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done all in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A.

(i) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may not be made earlier than (u) the Participant’s separation from service, (v) the date the Participant becomes disabled, (w) the Participant’s death, (x) a specified time (or pursuant to a fixed schedule) specified in the Award Agreement at the date of the deferral of such compensation, (y) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (z) the occurrence of an unforeseeable emergency;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is specified employee, a distribution on account of a separation from service may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms “separation from service”, “disabled” and “specified employee” all shall be defined in the same manner as those terms are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(ii) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

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8. Code Section 162(m) Provisions.

(a) Covered Employees.  The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 8 shall be applicable to such Award.

(b) Performance Criteria.  If an Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(d) Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification.  No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Code Section 162(m).

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9. Change in Control.

(a) Effect of “Change in Control.”  Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, but subject to the absolute discretion and approval of the Committee, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, then each such outstanding Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii). For the purposes of this Section 9(a)(iv), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Definition of “Change in Control”.  Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (u) any acquisition directly from the Company; (v) any acquisition by the Company; (w) any acquisition by any Person that as of the Effective Date owns Beneficial

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Ownership of a Controlling Interest; (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; (y) any acquisition by Dr. Phillip Frost, any member of his immediate family, and any Person that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, after the Effective Date, a Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act) (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Related Entities, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Related Entities (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions.

(a) Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other

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Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards.  In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Transactions.  In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined in Section 9(b)(iv) hereof, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any

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Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments.  The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything to the contrary, the Committee shall be authorized to amend any outstanding Option and/or Stock Appreciation Right to reduce the exercise price or grant price without the prior approval of the shareholders of the Company. In addition, the Committee shall be authorized to cancel outstanding Options and/or Stock Appreciation Rights replaced with Awards having a lower exercise price without the prior approval of the shareholders of the Company.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or

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Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company nor any of the Company’s officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(k) Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(l) Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan, as amended and restated, shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain

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available for issuance under the Plan or (b) termination of this Plan by the Board. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired. Notwithstanding the foregoing, grants of Incentive Stock Options may only be made during the ten year period following the Effective Date.

(m) Validity of Awards.  Any Award that satisfies the terms of the Plan shall not be deemed invalid solely because any one or more members of the Committee is not (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

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Ladenburg Thalmann Financial Services Inc. — Preliminary Proxy

Solicited By The Board Of Directors

for Annual Meeting To Be Held on June 25, 2014

The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Company”), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 25, 2014 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the following proposals.

1.	Election of the following Directors:

FOR all nominees listed below except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Henry C. Beinstein, Phillip Frost, M.D., Brian S. Genson, Saul Gilinski, Dmitry Kolosov, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock, Jacqueline M. Simkin and Mark Zeitchick

INSTRUCTIONS:  To withhold authority for any individual nominee, write that nominee’s name in the space below.

2.	Approval of an advisory resolution regarding the compensation of our named executive officers (“say on pay”).

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of an amendment to our articles of incorporation to increase the number of shares of common stock authorized for issuance from 600,000,000 to 800,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Approval of our Amended and Restated 2009 Incentive Compensation Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Approval of ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2014.

FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	In their discretion, the proxies are authorized to vote upon such other business as may be properly presented at the meeting and any postponements or adjournments thereof.

☐ I plan on attending the Annual Meeting.

Date:            , 2014

Signature

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.